NEWS RELEASE

BROOKFIELD HOMES REPORTS THIRD QUARTER EARNINGS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on October 24, 2006 at 5:00 pm (Eastern Time) at 1-888-789-0089, toll free in North America. The archived teleconference may be accessed by dialing 1-888-509-0081 (passcode: 631931), toll free in North America through November 24, 2006. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, October 24, 2006 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the third quarter ended September 30, 2006:
•	Net income for the three months ended September 30, 2006 totaled $28 million, a decrease of $10 million when compared to the same period in 2005. The decrease in net income was primarily related to fewer home closings in the quarter compared to the same period last year. The decline was partially offset by a decrease in selling, general and administrative expense, related primarily to a mark-to-market adjustment of the stock compensation obligation.

•	Housing revenue for the quarter totaled $160 million, compared to $253 million in 2005. The decrease in housing revenue is primarily due to 137 fewer units closed during the quarter compared to 2005, offset by an increase in the company’s average selling price to $702,000 from $693,000 in 2005.

•	Earnings per share for the three months ended September 30, 2006 totaled $1.03 compared to $1.20 for the prior year, and for the nine months ended September 30, 2006 was $3.27 per share, an increase of 15% when compared to the same period in 2005.

•	Third Quarter 2006 Financial Highlights
Results of Operations

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions, except per share amounts and units)	2006	2005	2006	2005

Home closings (units)	228	365	682	942
Housing revenue	$160	$253	$475	$634
Housing gross margin	$42	$73	$132	$186
Total revenue	$176	$267	$551	$672
Total gross margin	$51	$81	$176	$205
Selling, general and administrative expense	$14	$28	$35	$69
Net income	$28	$38	$90	$89
Contribution from bulk land sales to net income	$5	$2	$20	$5

Earnings per share — diluted
— Excluding bulk land sales	$0.85	$1.14	$2.54	$2.67
— Bulk land sales	0.18	0.06	0.73	0.16

	$1.03	$1.20	$3.27	$2.83

Recent Developments and Operating Highlights
•	Homes in Backlog and Lot Sales: Despite a significant increase in the backlog of home sales in Southland/Los Angeles, the continued slowdown in demand for new homes in the San Diego/ Riverside and Washington D.C. markets, reduced the company’s total backlog to 516 homes at September 30, 2006, down from 939 homes at September 30, 2005. The company currently estimates closings of 1,200 homes for the year ending December 31, 2006, a decrease of 24%, compared to 2005. The company continues its program of bulk lot sales and 592 lots have been closed year to date for net income of $20 million ($5 million or $0.18 per share was recorded during the three months ended September 30, 2006).

•	Declared Dividend – The company declared a semi-annual dividend of $0.20 per common share payable on December 29, 2006 to stockholders of record on December 15, 2006.

•	2006 Earnings Guidance – The company has reduced the range of its 2006 earnings guidance to between $5.60 and $6.00 per share as a result of the impact the continued market uncertainty may have on its estimated 2006 home closings and bulk land sales. This earnings guidance is based on home closings between 1,100 and 1,200 homes and bulk lot sales between 800 and 1,000 lots.
Outlook
“The long anticipated slowdown in housing markets in the U.S. remains a challenge, particularly in our San Diego and Washington, D.C. markets. However, we have reduced the risk in our portfolio through optioning land, and we continue to focus on leveraging our market and entitlement expertise to proactively manage our assets to add longer term value for shareholders,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes approximately 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home and lot closings and deliveries (and the timing thereof), expected 2006 earnings guidance, possible bulk land sales, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(thousands, except per share amounts)	2006	2005	2006	2005

Revenue
Housing	$160,025	$253,059	$475,530	$633,566
Land and other revenues	16,159	14,650	76,014	38,728

Total revenue	176,184	267,709	551,544	672,294
Direct cost of sales	(125,322)	(186,319)	(375,507)	(466,854)

	50,862	81,390	176,037	205,440
Equity in earnings from housing and land joint ventures	11,204	15,658	12,874	25,249
Selling, general and administrative expense	(13,592)	(28,907)	(34,664)	(69,894)
Minority interest	(3,737)	(6,888)	(9,141)	(15,877)

Net income before taxes	44,737	61,253	145,106	144,918
Income tax expense	(17,134)	(23,431)	(55,575)	(55,797)

Net income	$27,603	$37,822	$89,531	$89,121

Weighted average shares outstanding
Basic	26,572	30,931	26,981	30,932
Diluted	26,898	31,481	27,368	31,518
Earnings per share
Basic	$1.04	$1.22	$3.32	$2.88
Diluted	$1.03	$1.20	$3.27	$2.83

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at September 30		As at December 31
(thousands)	2006	2005	2005

Assets
Housing and land inventory	$1,049,544	$884,022	$912,617
Investments in housing and land joint ventures	103,044	57,590	53,260
Consolidated land inventory not owned	16,925	23,100	22,100
Receivables and other assets	36,177	50,266	94,081
Cash and cash equivalents	12,421	211,538	198,411
Deferred income taxes	44,894	35,588	49,417

	$1,263,005	$1,262,104	$1,329,886

Liabilities and Stockholders’ Equity
Project specific and other financings	$665,718	$590,736	$691,410
Accounts payable and other liabilities	217,615	290,289	320,787
Minority interest	61,778	52,342	53,040
Stockholders’ equity	317,894	328,737	264,649

	$1,263,005	$1,262,104	$1,329,886